Exhibit 99.1

Warren Resources Announces First Quarter 2014 Financial and Operating Results

•                  Total Revenue Increases 11% to $34.2 Million

•                  Net income Increases 190% to $8.2 Million, or $0.11 per Diluted Share

•                  Oil Production Increases 8% to 276,000 barrels

•                  Gas Production Increases 4% to 1.6 Bcf

•                  EBITDA* Increases 27% to $19.3 Million

NEW YORK, May 7, 2014 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today reported its first quarter 2014 financial and operating results. Warren reported net income of $8.2 million, or $0.11 per basic and diluted share (including a loss on derivative financial instruments of $1.0 million), compared to net income of $2.8 million, or $0.04 per basic and diluted share, for the first quarter of 2013 (including a loss on derivative financial instruments of $1.6 million).

Excluding the impact of $0.8 million of unrealized non-cash gains on commodity derivatives resulting from mark to market accounting and $0.5 million of non-recurring general and administrative expense, Warren’s adjusted net income* for the first quarter of 2014 was $7.9 million, or $0.11 per diluted share, compared to adjusted net income of $4.9 million, or $0.07 per diluted share, for the first quarter of 2013.

In addition, Warren’s EBITDA* for the first quarter of 2014 was $19.3 million, compared to EBITDA of $15.2 million for the first quarter of 2013.

Warren’s cash flow from operations in the first quarter of 2014 was $15.5 million, compared to $16.0 million in the first quarter of 2013. The Company’s discretionary cash flow* in the first quarter of 2014 was $18.3 million, compared to $16.2 million for the first quarter of 2013.

In announcing the results, Philip A. Epstein, Chairman and Chief Executive Officer, commented, “We are very pleased to share our first quarter results, which continued upon the successes of 2013 and further strengthened our financial position as we seek to expand our asset base. We have begun executing on our $116 million capital expenditure program (excluding acquisitions) for 2014 with oil drilling in the Ford formation at the Wilmington Townlot Unit, the Ranger formation at the North Wilmington Unit and Leroy Pine in California and we are anticipating a busy second quarter as we gear up to commence natural gas drilling at the Spyglass Hill Unit in Wyoming. We are looking forward to sharing information on these new wells with you as they continue to come on line and on our other initiatives to grow our business through acquisitions as they develop.”

* Please refer to the section titled “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this release for additional information on non-GAAP measures including adjusted net income, discretionary cash flow and EBITDA

First Quarter of 2014 Results

Warren’s oil and gas revenues increased 7% to $32.9 million in the first quarter of 2014, compared to $30.8 million in the first quarter of 2013. This primarily resulted from an increase in gas production and gas pricing in the first quarter of 2014 compared to the first quarter of 2013. Warren’s oil production for the quarter ended March 31, 2014 increased 8% to 276,000 barrels of oil, compared to 256,000 barrels of oil in the first quarter of 2013. In the first quarter of 2014, Warren produced approximately 1.6 net billion cubic feet (“Bcf”) of natural gas, compared to approximately 1.5 net Bcf of natural gas in the first quarter of 2013, or an increase of 4%.

The average realized price per barrel of oil was $95 for the first quarter of 2014 compared to $101 for the first quarter of 2013. Additionally, the average realized price per thousand cubic feet (“Mcf”) of natural gas was $4.18 for the first quarter of 2014 compared to $3.21 for the first quarter of 2013. These realized commodity prices exclude the cash effect of derivative activities.

Transportation revenue for the first quarter of 2014 was $1.3 million. This revenue resulted from fees received for transporting gas through our Atlantic Rim intrastate gas pipeline, which connects to the Wyoming Interstate Company pipeline system. Transportation expense totaled $0.6 million for the first quarter of 2014.  We began recognizing this revenue and expense in the fourth quarter of 2013 due to the change in the point of sale for our Atlantic Rim gas that occurred during that period.

Total operating expenses decreased by 5% to $24.4 million during the first quarter of 2014, compared to $25.7 million during the first quarter of 2013. Lease operating expenses and taxes decreased by 3% to $9.5 million, or $17.50 per barrel of oil equivalent (“BOE”), in the first quarter of 2014, compared to $9.8 million, or $19.10 per BOE, during the same period in 2013. This was primarily attributable to decreased plugging and abandonment expense and workover activity in the Company’s Wilmington Field assets in California.

Depreciation, depletion and amortization expenses were $10.4 million for the three months ended March 31, 2014, or $19.07 per BOE, which represents an 11% decrease over the same period in 2013. This decrease reflects an increase in estimated proved reserves at 2013 year end, which resulted in the calculation of a lower overall depletion rate for 2014 compared to 2013.

General and administrative expense decreased by 8% to $4.0 million for the first quarter of 2014 compared to $4.3 million for the first quarter of 2013. This decrease reflects lower salary and overhead expense resulting from the departure of several higher paid individuals in 2013.

Interest expense remained flat at $0.8 million in the first quarter of 2014 compared to the same quarter last year.

The net loss on derivative financial instruments was $1.0 million during the three months ended March 31, 2014, which was comprised of a $1.8 million realized loss on oil and gas commodity price derivatives and a $0.8 million unrealized mark-to-market, non-cash gain on oil and gas commodity price derivatives.

Recent Operational Developments

Wilmington Field, California

During the first quarter of 2014, Warren drilled and completed 3 wells in the Ford formation at the Wilmington Townlot Unit (“WTU”) in California. The thirty day initial production rates for each of the new Ford wells averaged 90 barrels of oil per day (“BOPD”). Warren contracted for a second drilling rig towards the end of the first quarter, and commenced drilling in the Ranger formation in the North Wilmington Unit (“NWU”) in April of 2014.

Subsequent to the end of the first quarter, Warren also drilled another two Ford producer wells, a Ford injector well and a Tar injector well in the WTU and two additional Ranger producer wells and one Ranger injector well in the NWU. The producer wells are expected to commence production in the second quarter.

First quarter capital expenditures for the Wilmington Field were $5.1 million. These capital expenditures consisted of $3.2 million for drilling and development operations and $1.9 million for facilities improvements and infrastructure costs.

Warren plans to drill a total of 22 new wells at the WTU in 2014, consisting of 17 producing wells and 5 water injection wells. The Company intends to drill 8 Ford vertical wells, 2 Tar horizontal wells, 3 Upper Terminal sinusoidal wells, and 4 Ranger sinusoidal producing wells in the WTU. The Company also intends to drill 1 Tar, 2 Ford and 2 Ranger sinusoidal water injection wells in the WTU. In the NWU, Warren plans to drill a total of 11 new wells in 2014, consisting of 6 sinusoidal producing wells and 5 sinusoidal injection wells in the Ranger formation.

Leroy Pine Project, California

During the first quarter of 2014, Warren received permits for and commenced construction on temporary facilities for its Leroy Pine Project. Completion of construction on the temporary facilities is expected in the second quarter of 2014. Concurrently, completion operations were initiated in April on the first of the 3 wells drilled in 2013 and production testing on the first well is expected to begin in May.

First quarter capital expenditures for the Leroy Pine Project were $0.6 million, which consisted primarily of expenditures made for the construction of temporary facilities.

Wyoming Coalbed Methane (CBM)

Warren plans to spend approximately $32.5 million for drilling and approximately $6.4 million for infrastructure improvements in 2014 in the Spyglass Hill Unit in the Atlantic Rim area of Wyoming. Under the Spyglass Hill Unit Agreement, the working interest owners are required to drill 25 gross CBM wells per year. Warren plans to drill 48 gross (39 net) CBM wells and 6 gross (4.9 net) water disposal wells from May through November in 2014 in order to satisfy the 2014 and 2015 annual drilling requirements. As a result, the Spyglass Hill Unit will remain in effect until at least September 11, 2016. If not extended beyond September 11, 2016, the Unit will contract and reduce in size to the then existing producing or participating areas. The leases that are outside the producing or participating areas will receive a 2 year term extension and will continue in effect for the remaining primary term of the lease or 2 years, whichever is longer.

Debt and Liquidity

At March 31, 2014, Warren had approximately $1.8 million in cash and cash equivalents, with $80.5 million outstanding under its senior credit facility and available borrowing capacity of $84.5 million, for total available liquidity of $86.3 million. The Company’s next borrowing base re-determination is scheduled to occur later this month.

Hedges

The Company’s current hedges in place are as noted in the table below:

Type	Benchmark	Price	Quantity	Period

Oil Hedges
Oil Swap	Brent	$104.30	700 Bbl/d	4/1/14-9/30/14
Oil Swap	Brent	$102.12	800 Bbl/d	4/1/14-12/31/14

Natural Gas Hedges
Gas Swap	NYMEX	$3.79	7,000 MMBtu/d	4/1/14-12/31/14
Gas Swap	NYMEX	$4.18	2,000 MMBtu/d	4/1/14-12/31/14
Gas Swap	NYMEX	$4.27	3,000 MMBtu/d	4/1/14-12/31/14
Gas Swap	NYMEX	$4.18	3,000 MMBtu/d	1/1/15-12/31/15
Basis Swap	CIG to NYMEX	$0.20	6,000 MMBtu/d	4/1/14-12/31/14

Production Guidance

The table below sets forth Warren’s forecast for net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Second Quarter ending	Year ending
	June 30, 2014	December 31, 2014
Oil (MBbl)	285 – 295	1,200 – 1,300
Gas (MMcf)	1,550 – 1,650	6,750 – 7,250
Oil Equivalent (MBOE)	543 – 570	2,325 – 2,508

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended March 31, 2014 and 2013. All production volumes and dollars are expressed on a net revenue interest basis.

Consolidated Statements Of Operations

	Three Months Ended
	March 31, (unaudited)
	2014	2013

	(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$32,879	$30,819
Transportation revenue	1,323	—
	34,202	30,819

Operating Expenses
Lease operating expenses and taxes	9,502	9,796
Depreciation, depletion and amortization	10,354	11,570
Transportation expense	565	—
General and administrative	3,966	4,317

Total operating expenses	24,387	25,683

Income from operations	9,815	5,136

Other income (expense)
Interest and other income	134	15
Interest expense	(754)	(750)
Gain (loss) on derivative financial instruments	(993)	(1,565)

Total other income (expense)	(1,613)	(2,300)

Income before income taxes	8,202	2,836

Deferred income tax expense (benefit)	(8)	7

Net income	8,210	2,829

Less dividends and accretion on preferred shares	3	3

Net income applicable to common stockholders	$8,207	$2,826

Income per share - Basic	$0.11	$0.04
Income per share - Diluted	$0.11	$0.04

Weighted average common shares outstanding - Basic	73,104,129	71,991,863
Weighted average common shares outstanding - Diluted	73,215,840	72,685,439

Production Volumes and Commodity Price Realizations

	For the Three Months Ended
	March 31,
	2014	2013

	(in thousands, except per share information)
Production:
Gas - MMcf	1,603	1,538
Oil - MBbls	276	256
Total Equivalents (MBoe)	543	513

Realized Prices:
Gas - Mcf	$4.18	$3.21
Oil - Bbl	94.90	100.94
Total Equivalents (Boe)	60.54	60.10

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP measures provide useful information for investors because the Company utilizes non-GAAP measures internally to evaluate the performance of its operations, and many of those same measures are commonly used by industry analysts to evaluate a company’s operations, as well as for comparison purposes to industry peers.

•                  Adjusted net income, a non-GAAP measure, excludes from the calculation of net income, the impact of unrealized non-cash gains or losses related to the mark to market of hedging contracts, as well as other non-recurring items such as severance expense and other extraordinary items. Management views this measure as offering a more accurate picture of our current business operations because unrealized hedging gains and losses are accounting adjustments and have no cash impact on our operations. Additionally, by excluding non-recurring items, adjusted net income enables a better comparison of the ongoing prospects of the business to previous periods.

•                  Discretionary cash flow, a non-GAAP measure, excludes the impact of changes in working capital from the calculation of cash flow from operations. Management views this measure as useful because it is widely accepted by the investment community as a means of measuring a company’s ability to fund its capital expenditures, while at the same time excluding the fluctuations caused by changes in current assets and liabilities.

•                  “EBITDA” (earnings before interest expenses, income taxes, depreciation and amortization) is a non-GAAP measure. Management views this measure as useful because it indicates the

Company’s ability to generate cash flow at a level that can sustain its operations and support its capital investment program. EBITDA is a commonly used measure by the Company and industry peers to evaluate and compare operational performance, as well as plan our capital expenditure programs. EBITDA is not a calculation based on GAAP, and, in measuring our Company’s performance, should not be considered as an alternative to net income/(loss), which is the most directly comparable GAAP financial measure.

Investors should not consider these non-GAAP measures in isolation or as substitutes for income or loss from operations, cash flow from operations or any other measures for determining a Company’s operating performance that is calculated in accordance with GAAP. In addition, because adjusted net income, discretionary cash flow and EBITDA are non-GAAP measures, they may not necessarily be comparable to similarly titled measures employed by other companies or research analysts.  A reconciliation of net income to adjusted net income, cash flows from operating activities to discretionary cash flow, and net income to EBITDA for the three months ended March 31, 2014 and 2013 is provided in tables below.

Adjusted Net Income

The following table reconciles net income available to common shares to adjusted income (in thousands):

	For the Three Months Ended
	March 31,
	2014	2013

Net income available to common shares	$8,207	$2,826
Unrealized derivative (gains) losses	(807)	1,398
Non-recurring G&A	476	632
Adjusted net income	$7,876	$4,856
Adjusted net income per fully diluted share	$0.11	$0.07

Discretionary Cash Flow

The following table reconciles net cash flow provided by operating activities to discretionary cash flow (in thousands):

	For the Three Months Ended
	March 31,
	2014	2013
Cash flow from operations	$15,491	$16,021
Changes in working capital accounts	2,830	203
Discretionary cash flow (cash flow from operations before changes in working capital)	18,321	16,224
Discretionary cash flow per fully diluted share	$0.25	$0.22

EBITDA

The following table reconciles net income to EBITDA (in thousands):

	For the Three Months Ended
	March 31,
	2014	2013

Net income available to common shares	$8,207	$2,826
Interest Expense	754	750
Income Tax Expense (Benefit)	(8)	7
DD&A	10,354	11,570
EBITDA	$19,307	$15,153

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin and the Leroy Pine Project in the Santa Maria Oil Basin, both in California, and natural gas in the Washakie Basin in Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions;

concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT: Media Contact:

Robert Ferer

212-697-9660